Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT, dated as of                     , 2006 by and between Susser Holdings Corporation, a Delaware corporation (the “Company”), and Rocky B. Dewbre (“Executive”).

WHEREAS, Executive is currently employed as the President and Chief Operating Officer of the Wholesale division of Stripes Holdings LLC (“Stripes Holdings”);

WHEREAS, pursuant to the closing of the transactions (the “Closing”) described in the Agreement and Plan of Merger, dated as of November 4, 2005, by and among Susser Holdings, L.L.C. (“Susser Holdings”), Stripes Acquisition LLC and Stripes Holdings (the “Merger Agreement”), Stripes Holdings acquired all of the outstanding membership interests of Susser Holdings;

WHEREAS, upon the Closing, Stripes Holdings entered into an employment agreement with the Executive to serve as the President and Chief Operating Officer of its Wholesale Division (the “Prior Employment Agreement”); and

WHEREAS, in connection with the reorganization of Stripes Holdings and the public offering of shares of the Company’s common stock (the “IPO Transaction”), the Company desires that Executive serve as an Executive Vice President and Chief Operating Officer of the Wholesale Division of the Company and to amend and restate the Prior Employment Agreement to reflect the IPO Transaction, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the Prior Employment Agreement is hereby amended and restated as follows:

1. Employment. Effective as of the closing of the IPO Transaction (the “Effective Date”), the Company hereby agrees to employ Executive as an Executive Vice President and Chief Operating Officer of the Wholesale division of the Company (the “EVP/COO of Wholesale”), and Executive hereby accepts such employment on the terms and conditions hereinafter set forth. Subject to Sections 6 and 8, Executive’s employment with the Company is “at will” and the Company may terminate Executive’s employment, with or without Cause and Executive may terminate his employment for any reason after providing any required notice. Should the IPO Transaction not occur for any reason, this Agreement shall be null and void and of no force and effect and the Prior Employment Agreement shall continue in effect.

2. Position and Duties. Executive shall serve as EVP/COO of Wholesale, and shall have the duties as assigned by the CEO of the Company. Executive shall devote his full working time, attention and energies (other than absences due to illness or vacation) to the business and affairs of the Company and its subsidiaries. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder to (i) manage Executive’s personal, financial and legal affairs and (ii) to serve on civic or charitable boards or committees (it being expressly agreed that Executive may continue to serve on the board and/or committees set forth on Exhibit A, and such service shall not be deemed to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

3. Term. The term of employment of the Executive under this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect through December 21, 2008; provided, however, that unless the CEO of the Company or the Executive provides the other with written notice of termination of this Agreement at least thirty (30) days’ prior to any date on which this Agreement would otherwise expire, the term of employment hereunder shall be automatically extended for one (1) year from each such date.

4. Place of Performance. The principal place of employment of Executive shall be in Corpus Christi (or Houston), Texas.

5. Compensation and Related Matters.

(a) Base Salary. For performance of services under this Agreement, Executive shall receive from SSP Partners, a Texas general partnership, (“SSP Partners”) a base salary of $188,405 per year (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with SSP Partners’ customary payroll practices. The Compensation Committee of the Board of Directors of the Company (“Committee”) shall review Executive’s Base Salary no less frequently than annually and consistent with the compensation practices and guidelines of the Company and may increase (but not decrease) such salary during the Term of this Agreement. If Executive’s Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Bonus. In addition to Base Salary, starting in Fiscal 2006, Executive will be eligible to receive from SSP Partners an annual bonus with a target amount of 33% of Base Salary upon the achievement of annually established performance targets. Such performance targets shall be established by the Committee in consultation with the CEO of the Company. Notwithstanding the foregoing, Executive shall be entitled to any bonus earned during Fiscal 2005, consistent with past practice and payable in the ordinary course of business and at the same time other senior executives are paid such bonus. The bonuses described in this section shall be paid as soon as practicable following the end of the fiscal year to which they relate, and in no event later than the 15th day of the third month of such following fiscal year.

(c) Expenses. SSP Partners shall promptly, but no later than 21 business days after the receipt of reasonably itemized statements, reimburse Executive for all reasonable business expenses upon the presentation of such statements of such expenses in accordance with the Company’s or SSP Partners’ policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(d) Benefit Plans and Perquisites. Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all employee benefit plans or programs maintained by SSP Partners or the Company from time to time for the benefit of its senior executives including, without limitation, 401(k), deferred compensation, vacation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.

(e) Long-Term Compensation. Under the Prior Employment Agreement, the Executive received a grant of a profits interest award of no less than one-half of one percent ( 1/2 of 1%) of the equity of Stripes Holdings entitling him/her to share in the appreciation (from the date of grant) of the equity value of Stripes Holdings. In connection with the IPO Transaction, (i) Executive’s profits interest in Stripes Holdings has been converted into restricted shares of common stock of the Company and (ii) Executive has received certain stock options to purchase shares of the common stock of the Company. The terms of the Executive’s restricted stock (i.e., vesting) are substantially the same as the terms and conditions applicable to the profits interest award and are set forth in a grant agreement mutually acceptable to the Company and the Executive. The stock options have been granted on terms and conditions set forth in the Company 2006 Equity Incentive Plan and an award agreement (which agreement includes a reference to this Section 5(e)).

6. Termination. Executive’s employment hereunder will terminate upon the following events:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. Executive’s employment may be terminated by the Company if, as a result of Executive’s incapacity due to physical or mental illness, Executive is unable to perform his duties for six (6) consecutives months and within thirty (30) days after a Notice of Termination is given to Executive, Executive has not returned to work.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause. Cause shall mean:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or Executive’s commission of an act of fraud or embezzlement against the Company or any of its subsidiaries or affiliates;

(ii) Executive’s willful and material breach of the Agreement by Executive which is economically harmful to the Company or any of its subsidiaries;

(iii) Executive’s willful misconduct that is economically injurious to the Company or any of its subsidiaries; or

(iv) Executive’s willful failure to follow the lawful directives of the Board of Directors of the Company; or

(v) Executive’s material failure or neglect to carry out his job functions (other than by reason of a physical or mental impairment), that continues after the Executive has been provided with specific notice of such failure or neglect, and a reasonable opportunity to correct the same.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries. No termination for Cause shall be effective unless such determination is made by a majority of the Board of Directors of the Company, at a meeting of the Board of Directors of the Company held for such purpose, where Executive and his counsel had an opportunity on at least fifteen (15) days’ notice to be heard before the Board of Directors of the Company.

(d) Good Reason. Executive may terminate his employment for “Good Reason” within thirty (30) days after Executive has actual knowledge of the occurrence without the written consent of Executive, of one of the following events:

(i) a reduction by the Company in Executive’s Base Salary or target bonus percentage;

(ii) the relocation of Executive’s own principal office location to a location outside of Corpus Christi (or Houston), Texas;

(iii) the Company’s or SSP Partners’, as applicable, failure to provide any employee benefits due to be provided to Executive;

(iv) any material breach of this Agreement by the Company or SSP Partners, as applicable;

(v) the acquisition by any financial buyer of 51% or more of the outstanding equity interests of the Company; provided, however, in such event, the Executive shall negotiate with the Company to provide continued transition services to the Company for a reasonable period, not to exceed 180 days from the date of the sale; or

(vi) the acquisition by any strategic buyer of 51% or more of the outstanding equity interests of the Company, provided, however, in such event, the Executive shall negotiate with the Company to provide continued transition services for a reasonable period, not to exceed 45 days from the sale.

The Executive shall provide the Company with notice of any event or occurrence which he believes constitutes Good Reason. For purposes of the definition of Good Reason, an isolated, insubstantial and inadvertent action taken in good faith, or an act or omission which is remedied by the Company or SSP Partners, as applicable, within thirty (30) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30) days prior to such termination.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8. Compensation Upon Termination. In the event Executive’s employment terminates due to death or disability or terminates during the Term for reasons other than death or disability, SSP Partners or the Company, as applicable, shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Term.

(a) Termination upon Executive’s death. If the Executive’s employment terminates during the Term due to the Executive’s death, then:

(i) SSP Partners shall pay Executive’s beneficiary, in a lump sum as soon as practicable following the Date of Termination, (A) Executive’s accrued but unpaid Base Salary and bonus through the Date of Termination, (B) Executive’s accrued vacation pay through the Date of Termination and (C) a pro-rata portion of Executive’s target bonus for the year in which the termination of employment occurs;

(ii) SSP Partners or the Company shall provide Executive’s spouse and dependents with continued health benefits under the SSP Partners or Company benefit plans, as applicable, for a period of one (1) year following the Date of Termination; and

(iii) notwithstanding any provision in any equity incentive plan or equity award agreement to the contrary, all restricted stock and stock options described in Section 5(e) and held by Executive immediately prior to the Date of Termination shall vest.

(b) Termination upon Executive’s disability. If Executive’s employment is terminated by reason of disability, then:

(i) SSP Partners shall pay Executive, in a lump sum as soon as practicable following the Date of Termination, (A) his accrued but unpaid Base Salary and bonus through the Date of Termination, (B) accrued vacation pay through the Date of Termination and (C) a pro-rata portion of his target bonus for the year in which the termination of employment occurs; and

(ii) notwithstanding any provision in any equity incentive plan or equity award agreement to the contrary, all restricted stock and stock options described in Section 5(e) and held by Executive immediately prior to the Date of Termination shall vest.

(c) Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and subject to Executive’s execution and effectiveness of a General Release of Claims in the form attached hereto as Exhibit B (the “Release”) and his compliance with Section 10, then:

(i) SSP Partners shall pay Executive (A) in five (5) cash installments an amount equal to 200% of the then current base salary as follows: a first installment of 100% of the then current base salary paid within five (5) business days following his termination of employment, the second (2nd) through fifth (5th) installments in equal amounts of 25% of the then current base salary, with the second installment payable on the first anniversary of the date of termination and third (3rd) through fifth (5th) installments payable in 4 month intervals thereafter ending on the second anniversary of the date of termination; (B) in a lump sum within five (5) business days following his termination (i) any earned and accrued but unpaid bonus, and (ii) any accrued vacation pay through the Date of Termination; provided, however, if Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the payments do not satisfy any applicable exemptions, the first installment payment described above shall not be paid prior to the first day following the six-month period beginning on the date of termination of employment if such payment would otherwise violate Code Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. The second through fifth installments shall continue to be paid in accordance with the schedule set forth in this Section 8(c)(i) of the Agreement;

(ii) Executive, his spouse and his dependents shall be eligible for continued health insurance benefits for a period of twenty-four (24) months following the Date of Termination; provided that such continuation of health insurance benefits shall be in addition to and not concurrent with any health continuation rights required by Section 4980B of the Code;

(iii) SSP Partners shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of SSP Partners or the Company, excluding, however, any benefits under any severance plan maintained by SSP Partners or the Company.

(d) Termination By Company For Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason then:

(i) SSP Partners shall pay Executive his accrued but unpaid Base Salary and to the extent permitted by the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

(ii) SSP Partners shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of SSP Partners or the Company.

(e) Additional Payments.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then SSP Partners shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(ii) Subject to the provisions of Section 8(e)(i), all determinations required to be made under this Section 8(e), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is retained by the Company (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control giving rise to the Excise Tax, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by SSP Partners or the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 8(e) with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by SSP Partners should have been made (“Underpayment”) or Gross-Up Payments are made by SSP Partners which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by SSP Partners to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by SSP Partners, with any reasonable requests by SSP Partners or the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(iv) This section 8(e) will apply only in the event that, immediately prior to the change in ownership or control giving rise to Excise Tax, the Company has stock that is “readily tradeable on an established securities market” as defined in regulations issues under Section 280G of the Code.

9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against the Executive

10. Restrictive Covenants.

(a) Non-Competition. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, he will not, except as a passive investor owning less than a 2% interest in a publicly held company, at any time during the Restricted Period, acting alone or in conjunction with others, directly or indirectly engage in, or own or control any interest in, or act as a director, officer or employee of, or consultant to, or otherwise be employed by any business engaged in the operation of convenience stores, wholesale fuel distribution or any other business conducted by the Company or any of its subsidiaries or affiliates in any county in which the Company operates as of the date of Executive’s termination of employment. This non-competition provision excludes the passive ownership by Executive of real estate properties that may be leased to convenience store operators and ownership in the Company after termination. For purposes hereof, the “Restricted Period” means the period from the Effective Date through the second anniversary of the Executive’s termination of employment with the Company for any reason.

(b) Non-Solicitation. Without the consent in writing of the Board of Directors of the Company, Executive will not, at any time during the Restricted Period, acting alone or in conjunction with others, directly or indirectly induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment.

(c) Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Term and thereafter (including following Executive’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or with the Company’s consent. In addition, upon termination of employment for any reason, Executive will return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

(d) Blue Pencil. The parties hereby acknowledge that the restrictions in this Section 10 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company and its subsidiaries from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 10 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 10 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

(e) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 10 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

(f) Survival. The provisions of this Section 10 shall survive expiration of the Term.

11. Indemnification. Executive shall be entitled to such indemnification under the terms of the Company’s charter documents and such other liability insurance as the Company may purchase for its Board of Directors members and senior officers from time to time. The Company shall be required to maintain directors and officers’ liability insurance as long as the Executive continues to be employed by the Company or a member of the Board of Directors of the Company and for a period of six (6) years thereafter.

12. Arbitration; Expenses; Legal Fees.

(a) Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Dallas, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

(b) If the Arbitrator determines that the Executive is the prevailing party with respect to a majority of his material claims to enforce the terms of this Agreement (after exhaustion of all available judicial remedies), then SSP Partners shall reimburse the Executive for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred.

13. Successors; Binding Agreement.

(a) Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to the business or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place; provided that no such express agreement should be required to the extent such obligation continues with the Company or its successor by operation of law; provided further that should the Company fail to require any such successor to so assume and agree to perform this Agreement, the sole remedy of the Executive shall be to terminate his employment pursuant to 6(d)(v) and (vi).

(b) As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(c) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of

Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mr. Rocky B. Dewbre

555 East Airtex Drive

Houston, Texas 77073

If to the Company:

Susser Holdings Corporation

Attn: CEO

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Telecopy No.: (361) 880-8149

With a copy to:

Wellspring Capital Partners III, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: William Dawson

Telecopy No.: (212) 318-9810

and

Andrew Gaines, Esq.

Weil Gotshal & Manges, LLP

767 Fifth Avenue

New York, N.Y. 10153

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. Except as otherwise provided herein and as further set forth in the grant agreement of any equity awards, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including, without limitation, the Prior Employment Agreement. Except as other provided herein, any prior agreement of the parties hereto, or between the Executive and Stripes Holdings, Susser Holdings or any affiliate of Stripes Holdings or Susser Holdings in respect of the subject matter contained herein is hereby terminated and cancelled. The Executive acknowledges that as of the Effective Date, he has no claims against the Company or its affiliates in respect of any amounts that may be owing to him from Stripes Holdings or its affiliates.

19. Guaranteed Payments/Self Employment Tax Gross Up. With respect to periods prior to the IPO Transaction, the Company acknowledges that all base salary and bonus amounts payable hereunder shall constitute “guaranteed payments” within the meaning of Section 707(c) of the Code (“Guaranteed Payments”). In addition, with respect to periods prior to the IPO Transaction, SSP Partners or Stripes Holdings shall pay to Executive an additional payment (a “Employment Tax Gross-Up Payment”) in an amount such that after payment by Executive of all taxes imposes upon the Employment Tax Gross-Up Payment, Executive retains an amount of the Employment Tax Gross-Up Payment equal to the amount of the additional taxes he or she is required to pay on the Guaranteed Payments for the calendar year under Section 1402(a) (Self Employment Taxes) as compared to the taxes he would have been required to pay for such calendar year under Sections 3121 and 3306 (FICA and FUTA, respectively) if he were considered an employee for federal tax purposes. For purposes of determining the amount of the Employment Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Employment Gross-Up payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Employment Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Employment Gross-Up Payment in Executive’s adjusted gross income. To the extent applicable, the Employment Tax Gross-Up Payment shall be paid the Executive no later than the Executive’s due date for filing his or her 4th quarter estimated tax payment for the calendar year.

20. Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

22. Section 409A Compliance. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“409A Guidance”). Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance. The Company shall consult with Executive in good faith regarding the implementation of this Section 14; provided that none of the Company, any of its affiliates, or any of its employees or representatives shall have any liability to Executive with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUSSER HOLDINGS CORPORATION	EXECUTIVE

By:
Name:	Rocky B. Dewbre
Title:

For Purposes of Sections 5, 8, 12 and 19 of this Agreement only:

SSP PARTNERS

By:
Name:
Title:

EXHIBIT A

List of current Boards and Committees

Tank Owners Insurance Company

Texas Petroleum and Convenience Store Association

EXHIBIT B

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance benefits described in Section 8(c) of the Employment Agreement dated [                    ], 2006, (the “Employment Agreement”), Thus, by executing this “General Release” (“General Release”), you have advised us that you hold no claims against Susser Holdings Corporation (“Company”) or its subsidiaries, or any of their predecessors, successors or assigns, affiliates, shareholders or members and their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this General Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in the Employment Agreement.

You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work related injury.

Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release. It also is understood and agreed that the remedy at law for breach of the Employment Agreement and/or General Release shall be inadequate, and the Company shall be entitled to injunctive relief.

The ability to receive compensation and benefits under the terms of the Employment Agreement will remain open for a forty-five (45) (45 days if part of a layoff of two or more individuals) or twenty-one (21) (21 days if a single termination) day period after your termination of employment with the Company to give you an opportunity to consider the effect of this General Release. At your option, you may elect to execute this General Release on an earlier date. Additionally, you have seven (7) days after the date you execute this General Release to revoke it. As a result, this General Release will not be effective until eight (8) days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

Finally, this is to expressly acknowledge:

•	You have received a list of the ages and job descriptions of the individuals who are eligible to receive severance payments conditioned upon the signing of a similar General Release. (This bullet point only applies if the termination is part of a termination of layoff of a group. Otherwise the Company is not required to give a list of such ages and job descriptions.)

•	You understand that you are not waiving any claims or rights that may arise after the date you execute this General Release.

•	You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Releasees from any and all claims, except as set forth herein. Further, if signed prior to the completion of the forty-five (45) or twenty-one (21) day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

Date	Name